Exhibit 99.5

YOUNG GAS STORAGE COMPANY, LTD.
FINANCIAL STATEMENTS
For the Years Ended December 31, 2013 and 2012

Independent Auditor’s Report

To the Partners of Young Gas Storage Company, Ltd.

We have audited the accompanying financial statements of Young Gas Storage Company, Ltd. (the “Partnership”), which comprise the balance sheets as of December 31, 2013 and 2012, and the related statements of income, of partners’ capital and of cash flows for the years then ended.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Partnership’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control.Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Young Gas Storage Company, Ltd. at December 31, 2013 and 2012, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP
Houston, Texas
February 28, 2014

YOUNG GAS STORAGE COMPANY, LTD.
STATEMENTS OF INCOME
(In Thousands)

	Year Ended December 31,
	2013	2012
Revenues	$8,631	$8,575
Operating Costs and Expenses
Operations and maintenance	3,203	3,099
Depreciation and amortization	1,593	1,655
Taxes, other than income taxes	494	513
Total Operating Costs and Expenses	5,290	5,267
Operating Income	3,341	3,308

Other Income (Expense)
Interest income (expense), net	1	(92)
Other, net	1	1
Total Other Income (Expense)	2	(91)
Net Income	$3,343	$3,217

The accompanying notes are an integral part of these financial statements.

YOUNG GAS STORAGE COMPANY, LTD.
BALANCE SHEETS
(In Thousands)

	December 31,
	2013	2012
ASSETS
Current assets
Cash and cash equivalents	$1,286	$2,503
Accounts receivable	773	792
Regulatory assets	5	7
Other current assets	22	91
Total current assets	2,086	3,393

Property, plant and equipment, net	32,228	31,704
Total Assets	$34,314	$35,097

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities
Accounts payable	$967	$745
Natural gas imbalance payable	2,121	279
Other current liabilities	—	114
Total current liabilities	3,088	1,138

Commitments and contingencies (Note 2)

Partners’ Capital	31,226	33,959
Total Liabilities and Partners’ Capital	$34,314	$35,097

The accompanying notes are an integral part of these financial statements.

YOUNG GAS STORAGE COMPANY, LTD.
STATEMENTS OF CASH FLOWS
(In Thousands)

	Year Ended December 31,
	2013	2012
Cash Flows From Operating Activities
Net Income	$3,343	$3,217
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	1,593	1,655
Amortization of debt issuance costs	—	61
Other	(1)	1
Changes in components of working capital:
Accounts receivable	19	57
Accounts payable and accrued expenses	218	126
System balancing gas	(1,802)	(20)
Natural gas imbalance payable	1,842	174
Other current assets and liabilities	(43)	7
Net Cash Provided by Operating Activities	5,169	5,278

Cash Flows From Investing Activities
Capital expenditures	(268)	(33)
Other	(42)	—
Net Cash Used in Investing Activities	(310)	(33)

Cash Flows From Financing Activities
Payments of debt	—	(2,870)
Distributions to Partners	(6,076)	—
Net Cash Used in Financing Activities	(6,076)	(2,870)

Net change in Cash and Cash Equivalents	(1,217)	2,375
Cash and Cash Equivalents, beginning of period	2,503	128
Cash and Cash Equivalents, end of period	$1,286	$2,503

Supplemental Cash Flow Information
Cash paid during the period for interest (net of capitalized interest)	$—	$30

The accompanying notes are an integral part of these financial statements.

YOUNG GAS STORAGE COMPANY, LTD.
STATEMENTS OF PARTNERS’ CAPITAL
(In Thousands)

	CIG Gas Storage Company	XCEL Energy Markets Holdings	City of Colorado Springs	Total Partners’ Capital
Balance at January 1, 2012	$14,778	$14,778	$1,186	$30,742
Net income	1,557	1,557	103	3,217
Balance at December 31, 2012	16,335	16,335	1,289	33,959
Net income	1,616	1,616	111	3,343
Distributions	(2,941)	(2,941)	(194)	(6,076)
Balance at December 31, 2013	$15,010	$15,010	$1,206	$31,226

The accompanying notes are an integral part of these financial statements.

YOUNG GAS STORAGE COMPANY, LTD.
NOTES TO FINANCIAL STATEMENTS

1. General

We are a Colorado Limited Partnership organized on June 30, 1993, to develop and operate a natural gas storage system near Fort Morgan, Colorado. Our gas storage system consists of 38 natural gas storage facility wells, a 6,000 horsepower compressor station, a gas processing plant, eleven miles of 20-inch pipeline and four miles of storage gathering line. Our operations are regulated by the Federal Energy Regulatory Commission (FERC) under the Natural Gas Act of 1938, the Natural Gas Policy Act of 1978 and the Energy Policy Act of 2005. The FERC approves tariffs that establish rates, cost recovery mechanisms and other terms and conditions of service to our customers.

Our gas storage system is operated by Colorado Interstate Gas Company, L.L.C. (CIG), an affiliate of one of our partners, CIG Gas Storage Company (CIGGS). Our general partners, CIGGS and Xcel Energy Markets Holdings, Inc., each own a 47.5% interest in us; and our limited partner, the City of Colorado Springs, owns a 5% interest (collectively, the “Partners”) in us. CIGGS is an indirect subsidiary of Kinder Morgan, Inc. (KMI). Xcel Energy Markets Holdings, Inc. is an indirect subsidiary of Xcel Energy Inc.

We have evaluated subsequent events through February 28, 2014, the date our financial statements were available to be issued.

2. Summary of Significant Accounting Policies

Basis of Presentation

We have prepared our accompanying financial statements in accordance with the accounting principles contained in the Financial Accounting Standards Board’s Accounting Standards Codification, the single source of generally accepted accounting principles in the U.S. (GAAP) and referred to in this report as the Codification. Additionally, certain amounts for the prior year have been reclassified to conform to the current presentation. In this report, we refer to the Financial Accounting Standards Board as the FASB and the FASB Accounting Standards Codification as the Codification.

Use of Estimates

Certain amounts included in or affecting our financial statements and related disclosures must be estimated, requiring us to make certain assumptions with respect to values or conditions which cannot be known with certainty at the time our financial statements are prepared. These estimates and assumptions affect the amounts we report for certain assets and liabilities, our revenues and expenses during the reporting period, and our disclosure of contingent assets and liabilities at the date of our financial statements. We evaluate these estimates on an ongoing basis, utilizing historical experience, consultation with experts and other methods we consider reasonable in the particular circumstances. Nevertheless, actual results may differ significantly from our estimates. Any effects on our business, financial position or results of operations resulting from revisions to these estimates are recorded in the period in which the facts that give rise to the revisions become known.

In addition, we believe that certain accounting policies are of more significance in our financial statement preparation process than others. Below are the principal accounting policies we apply in the preparation of our financial statements.

Cash Equivalents

We consider short-term investments with an original maturity of less than three months to be cash equivalents.

Accounts Receivable

We establish provisions for losses on accounts receivable due from shippers and operators if we determine that it is probable we may not collect all or part of the outstanding balance. We regularly review collectability and establish or adjust our allowance as necessary using the specific identification method. We did not have an allowance for doubtful accounts as of December 31, 2013 and 2012 or bad debt expense for the years ended December 31, 2013 and 2012.

Natural Gas Imbalances

Natural gas imbalances occur when the amount of natural gas delivered or received differs from the contracted amount. We value these imbalances due to or from shippers and operators at current index prices. Imbalances are settled in cash or made up in-kind, subject to the terms of our tariff. Imbalances due from customers and affiliates are reported in our Balance Sheets as “Other current assets.” Imbalances owed to customers and affiliates are reported in our Balance Sheets as “Natural gas imbalance payable.” We classify all imbalances as current as we expect to settle them within a year.

Differences Between Gas Retained and Gas Consumed in Operations

There are differences between the volumes of gas that we retain under the provisions of our tariff and the volumes of gas that we consume in operations. Prior to the FERC acceptance of our new fuel tracker in December 2013, we deferred any gain or loss resulting from this difference as a deferred debit or credit until the completion of the withdrawal cycle. Annually, we recorded the difference in volumes retained and consumed valued at the current index price in the income statement as an adjustment to gas cost, which is reported on our Statements of Income as “Operations and maintenance.” In December 2013, we recorded the remaining difference in the deferred credit as an adjustment to gas cost in the income statement. Upon implementation of the new fuel tracker effective January 1, 2014, the difference between gas retained and gas consumed in operations is deferred as a regulatory asset or regulatory liability and is recovered from or refunded to our customers through our fuel retention rates.

Property, Plant and Equipment

Our property, plant and equipment is recorded at its original cost of construction or, upon acquisition, at either the fair value of the assets acquired or the cost to the entity that first placed the asset in service. For constructed assets, we capitalize all construction-related direct labor and material costs, as well as indirect construction costs. Our indirect construction costs primarily include an interest and equity return component (as more fully described below) and labor and related costs of departments associated with supporting construction activities. The indirect capitalized labor and related costs are based upon estimates of time spent supporting construction projects.

We use the composite (group) method to depreciate property, plant and equipment. Under this method, assets with similar lives and characteristics are grouped and depreciated as one asset. The FERC-accepted depreciation rate is applied to the total cost of the group until the net book value equals the salvage value. We re-evaluate depreciation rates each time we file with the FERC for an increase or decrease in our rates. When property, plant and equipment is retired, accumulated depreciation and amortization is charged for the original cost of the assets in addition to the cost to remove, sell or dispose of the assets, less salvage value. We do not recognize a gain or loss unless we sell or retire an entire operating unit, as determined by the FERC. We include gains or losses on dispositions of operating units in “Operations and maintenance” on our Statements of Income.

Included in our property balances are base gas and working gas at our storage facilities. We periodically evaluate natural gas volumes at our storage facilities for gas losses. When events or circumstances indicate a loss has occurred, we recognize a loss in our income statement or defer the loss as a regulatory asset on our balance sheet if deemed probable of recovery through future rates charged to our customers.

We capitalize a carrying cost (an allowance for funds used during construction or AFUDC) on debt and equity funds related to the construction of long-lived assets. This carrying cost consists of a return on the investment financed by debt and a return on the investment financed by equity. The debt portion is calculated based on the most recent FERC filed debt rate. Interest costs capitalized are included as a reduction to “Interest expense, net” on our Statements of Income. The equity portion is calculated based on the most recent FERC approved rate of return. Equity amounts capitalized are included in “Other, net” on our Statements of Income. The debt and equity AFUDC capitalized during the years ended December 31, 2013 and 2012 were not material.

Asset Retirement Obligations

We record liabilities for obligations related to the retirement and removal of long-lived assets used in our businesses. We record, as liabilities, the fair value of asset retirement obligations on a discounted basis when they are incurred and can be reasonably estimated, which is typically at the time the assets are installed or acquired. Amounts recorded for the related assets are increased by the amount of these obligations. Over time, the liabilities increase due to the change in their present value, and the initial capitalized costs are depreciated over the useful lives of the related assets. The liabilities are eventually extinguished when the asset is taken out of service.

We are required to operate and maintain our natural gas pipelines and storage system and intend to do so as long as supply and demand for natural gas exists, which we expect for the foreseeable future. Therefore, we believe that we cannot reasonably estimate the asset retirement obligation for the substantial majority of our assets because these assets have indeterminate lives.

We continue to evaluate our asset retirement obligations and future developments could impact the amounts we record. We had no recorded asset retirement obligations as of December 31, 2013 and 2012.

Asset Impairments

We evaluate our assets for impairment when events or circumstances indicate that their carrying values may not be recovered. These events include market declines that are believed to be other than temporary, changes in the manner in which we intend to use a long-lived asset, decisions to sell an asset and adverse changes in the legal or business environment such as adverse actions by regulators. If an event occurs, which is a determination that involves judgment, we evaluate the recoverability of our carrying value based on the long-lived asset’s ability to generate future cash flows on an undiscounted basis. If an impairment is indicated, or if we decide to sell a long-lived asset or group of assets, we adjust the carrying value of the asset downward, if necessary, to its estimated fair value.

Our fair value estimates are generally based on assumptions market participants would use, including market data obtained through the sales process or an analysis of expected discounted cash flows.

Revenue Recognition

We are subject to FERC regulations, therefore fees and rates established under our tariff are a function of our cost of providing services to our customers, including a reasonable return on our invested capital. Our revenues are primarily generated from reservation and throughput-based natural gas storage services and include estimates of amounts earned but unbilled. We estimate these unbilled revenues based on contract data, regulatory information, and preliminary sendout and allocation measurements, among other items. Revenues for all services are subscribed at a price specified in the contract or based on the thermal quantity of gas delivered. We recognize reservation revenues on firm contracted capacity ratably over the contract period, regardless of the amount of natural gas that is stored. For interruptible or volumetric-based services, we record revenues when gas is injected or withdrawn from our storage facility. The revenues we collect may be subject to refund in a rate proceeding. We establish reserves for these potential refunds. We had no reserves for potential refunds as of December 31, 2013 and 2012.

Environmental Matters

We expense or capitalize, as appropriate, environmental expenditures that relate to current operations. We expense expenditures that relate to an existing condition caused by past operations, which do not contribute to current or future revenue generation. We generally do not discount environmental liabilities to a net present value, and we record environmental liabilities when environmental assessments and/or remedial efforts are probable and we can reasonably estimate the costs. Generally, our recording of these accruals coincides with our completion of a feasibility study or our commitment to a formal plan of action. We recognize receivables for anticipated associated insurance recoveries when such recoveries are deemed to be probable.

We routinely conduct reviews of potential environmental issues and claims that could impact our assets or operations. These reviews assist us in identifying environmental issues and estimating the costs and timing of remediation efforts. We also routinely adjust our environmental liabilities to reflect changes in previous estimates. In making environmental liability estimations, we consider the material effect of environmental compliance, pending legal actions against us and potential third-party liability claims. Often, as the remediation evaluation and effort progresses, additional information is obtained, requiring revisions to estimated costs. These revisions are reflected in our income in the period in which they are reasonably determinable.

Although we believe our operations are in substantial compliance with applicable environmental law and regulations, risks of additional costs and liabilities are inherent in our operations, and there can be no assurance that we will not incur significant costs and liabilities. Our insurance may not cover all environmental risks and costs and/or may not provide sufficient coverage in the event an environmental claim is made against us. Moreover, it is possible that other developments, such as increasingly stringent environmental laws, regulations and enforcement policies under the terms of authority of those laws, and claims for damages to property or persons resulting from our operations, could result in substantial costs and liabilities to us.

Although it is not possible to predict the ultimate outcomes, we believe that the resolution of the environmental matters, and other matters to which we are a party, will not have a material adverse effect on our business, financial position, results of operations or cash distributions. As of December 31, 2013 and December 31, 2012, we had no accruals for our environmental matters.

Legal

We are subject to litigation and regulatory proceedings as the result of our business operations and transactions. We utilize both internal and external counsel in evaluating our potential exposure to adverse outcomes from orders, judgments or settlements. When we determine a loss is probable of occurring and is reasonably estimable, we accrue an undiscounted liability for such litigation based on our best estimate using information available at that time. If the estimated loss is a range of potential outcomes and there is no better estimate within the range, we accrue the amount at the low end of the range. To the extent that actual outcomes differ from our estimates, or additional facts and circumstances cause us to revise our estimates, our earnings will be affected. We disclose contingencies where an adverse outcome may be material, or in the judgment of management, we conclude the matter should otherwise be disclosed. As of December 31, 2013 and 2012, we had no reserves for legal proceedings.

Although no assurance can be given, we believe, based on our experiences to date and taking into account established reserves, that the ultimate resolution of such items will not have a material adverse impact on our business, financial position, results of operations or cash flows. We believe we have meritorious defenses to the matters to which we are a party and intend to vigorously defend these matters.

Other Contingencies

We recognize liabilities for other contingencies when we have an exposure that indicates it is both probable that a liability has been incurred and the amount of loss can be reasonably estimated. Where the most likely outcome of a contingency can be reasonably estimated, we accrue an undiscounted liability for that amount. Where the most likely outcome cannot be estimated, a range of potential losses is established and if no one amount in that range is more likely than any other, the low end of the range is accrued.

Allocations of Earnings and Distributions

Earnings and distributions are based on the Limited Partnership Agreement, which provides that the allocation of earnings and distribution of net cash flow shall be allocated in a manner that causes each Partner’s percentage of the distribution, after adjustment for each individual Partner’s taxable status, to be equal to the Partner’s percentage interest in the partnership.

Income Taxes

We make no provision for income taxes in our financial statements. As a limited partnership, any income taxes resulting from our operations are borne by our Partners, where applicable.

Regulated Operations

Our natural gas storage operation is subject to the jurisdiction of the FERC and follows the FASB’s accounting standards for regulated operations. Under these standards, we record regulatory assets and liabilities that would not be recorded for non-regulated entities. Regulatory assets and liabilities represent probable future revenues or expenses associated with certain charges or credits that are expected to be recovered from or refunded to customers through the rate making process.

We periodically have regulatory proceedings with the FERC and, while the outcome of these matters cannot be predicted with certainty, based upon our evaluation and experience to date, we do not expect the ultimate resolution of these matters to have a material adverse effect on our financial position, operating results or cash flows.

3. Property, Plant and Equipment

Classes of Assets and Depreciation Rates

As of December 31, 2013 and 2012, our property, plant and equipment consisted of the following (in millions):

	December 31,
	2013	2012
Storage facilities(a)	$47.6	$47.5
Other(a)(b)	8.7	6.9
Accumulated depreciation and amortization	(24.9)	(23.5)
	31.4	30.9
Land	0.8	0.8
Property, plant and equipment, net	$32.2	$31.7
_______________
(a) The composite weighted average depreciation rate and depreciation rate by class for each of the years ended December 31, 2013 and 2012 was approximately 3.3%.
(b) Includes base gas of $6.1 million in each period as of December 31, 2013 and 2012.

4. Debt

Term Loan

We had a term loan which required that all Free Cash Flow, (as defined in the term loan agreement) be used to reduce the outstanding principal at the end of each quarter. The term loan was repaid in September 2012.

5. Related Party Transactions

We enter into transactions with our affiliates within the ordinary course of business and the services are based on the same terms as non-affiliates.

Affiliate Revenues and Accounts Receivable

Substantially all of our operating revenues are derived from storage services provided to the City of Colorado Springs and CIG, which in 2008 acquired Public Service Company of Colorado’s released capacity on a recourse basis, under long-term agreements that expire in the year 2025. This storage capacity is released to other parties at various times on a recourse basis. As of December 31, 2013 and 2012, our accounts receivable from affiliates related to these agreements was $665 thousand and $673 thousand, respectively.

Affiliate Expenditures and Accounts Payable

For each of the years ended December 31, 2013 and 2012, we paid $2.3 million to our affiliates for operations and capital expenditures.

Accounts payable to affiliates, which are included in “Accounts payable” on our Balance Sheets totaled $229 thousand at December 31, 2013 and $241 thousand at December 31, 2012, related to operating expenses and capital expenditures incurred by CIG and KMI on our behalf. Natural gas imbalance payable to affiliates totaled $1.6 million and $279 thousand at December 31, 2013 and 2012, respectively.

6. Fair Value

At December 31, 2013 and 2012, the carrying amounts of cash and cash equivalents, trade and other receivables and payables are representative of their fair value because of the short-term maturity of these instruments.